                                                                      EXHIBIT 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                             1999           1998           1997
                                                     ------------   ------------   ------------
Income before extraordinary losses.................  $219,503,000   $121,717,000   $107,522,000
Extraordinary losses, net..........................   (11,033,000)   (19,693,000)    (8,134,000)
                                                     ------------   ------------   ------------
        Net income.................................  $208,470,000   $102,024,000   $ 99,388,000
                                                     ============   ============   ============
BASIC EARNINGS PER SHARE
Weighted average number of common shares
  outstanding......................................   126,071,980    100,231,327    100,618,139
                                                     ============   ============   ============
BASIC EARNINGS PER COMMON SHARE
Income before extraordinary losses.................  $       1.74   $       1.21   $       1.07
Extraordinary losses, net..........................         (0.09)         (0.19)         (0.08)
                                                     ------------   ------------   ------------
        Net income.................................  $       1.65   $       1.02   $       0.99
                                                     ============   ============   ============
DILUTED EARNINGS PER SHARE
Weighted average number of common shares
  outstanding......................................   126,071,980    100,231,327    100,618,139
  Additional shares based on average market price
    for period applicable to:
      Restricted stock.............................       789,690        215,513         86,827
      Stock options................................     1,886,469      1,072,833        549,101
                                                     ------------   ------------   ------------
Average number of common and common equivalent
  shares outstanding...............................   128,748,139    101,519,673    101,254,067
                                                     ============   ============   ============
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE
Income before extraordinary losses.................  $       1.71   $       1.19   $       1.06
Extraordinary losses, net..........................          (.09)         (0.19)         (0.08)
                                                     ------------   ------------   ------------
        Net income.................................  $       1.62   $       1.00   $       0.98
                                                     ============   ============   ============